CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Horizon Active Asset Allocation Fund and Horizon Active Income Fund with respect to the filing of the Prospectus and Statement of Additional Information for Horizon Active Asset Allocation Fund and Horizon Active Income Fund, each a series of AdvisorOne Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 28, 2014